SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant o

Check the appropriate box:
o Preliminary Proxy Statement o Confidential, For Use of the Com-mission Only (as permitted by
Rule 14a-6(e)(2))
o Definitive Proxy Statement
o Definitive Additional Materials
|X| Soliciting Material Under Rule 14a-12

                              FRITZ COMPANIES, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
o Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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 o Fee paid previously with preliminary materials:

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 o Check box if any part of the fee is offset as provided by Exchange Act
 Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement no.:

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(3) Filing Party:

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(4) Date Filed:

INFORMATION CONCERNING PARTICIPANTS

         Fritz Companies, Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the proposed merger (the "Merger") of the Company with VND Merger Sub, Inc., a Delaware corporation ("Buyer") and wholly-owned subsidiary of United Parcel Service, Inc., a Delaware corporation ("Parent"), and the issuance of shares of common stock of Parent in connection therewith, pursuant to the Agreement and Plan of Merger, dated as of January 10, 2001, by and among the Company, Buyer and Parent. The participants in this solicitation may be deemed to include the directors and executive officers of the Company. Information about the directors and executive officers of the Company, including information about their Company stock ownership, can be found in the Company's proxy statement, dated August 18, 2000, for its 2000 annual meeting of shareholders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         In connection with the Merger, the Company and Parent will file a joint proxy statement/prospectus with the United States Securities and Exchange Commission (the "SEC"). SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by the Company or Parent with the SEC at the SEC's web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and other filings by the Company with the SEC may also be obtained by directing a request to Graeme Stewart, Fritz Investor Relations, Telephone: (415) 538-0444.

THE FOLLOWING IS AN ANNOUNCEMENT TO EMPLOYEES BY THE CHAIRMAN OF THE BOARD OF FRITZ COMPANIES, INC.:


To:      All Fritz Employees

From:    Lynn Fritz

Date:    January 10, 2001

         I am announcing today an agreement that will allow Fritz to be acquired by United Parcel Service, Inc. in a transaction that will combine the strengths of both parties. UPS, the world's largest express carrier and largest package delivery company, is well-capitalized and financially sound. The acquisition of Fritz signals UPS's intent to expand aggressively into the freight forwarding and brokerage areas and to use Fritz as a strong platform on which to base UPS's future growth in the logistics and supply chain areas.

         This has not been an easy decision, but I am convinced that the combination we have assembled will offer a compelling attraction to the market, to our customers, to our employees and to our shareholders. Although we have grown into an important industry force on our own since our founding 67 years ago, I believe we can do even more with UPS's backing, infrastructure, leverage, disciplines and best practices.

         Fritz will operate as a subsidiary of UPS, and we anticipate that the Fritz brand will continue to identify our products in the near-term. This will allow our present customers to enjoy the continuity of Fritz services and the commitment of Fritz's people and management, together with the leverage and resources of our new UPS parent.

         Working with the UPS leadership during this period of exploration has been a heartening experience, and I am deeply impressed by the vision, foresight, integrity, skills and leadership they have brought to our own vision for the future. They have a proven record and demonstrable skill in optimizing the growth and development of their previous acquisitions. This transactions represents meeting of like minds on common ground. It represents a powerful basis for significant future growth.

         Over the days and weeks ahead, we will be discussing with you further details of this very positive development. The formalities of the transaction will not be concluded for a few months. I look forward to working together with UPS during the transition period to help prepare our organization for this successful combination assuring our new parent that we can hit the ground running once the final details are completed. But for now, I want you to know that I believe we are without question headed in the right direction. You can count on my continued support throughout the transition ahead, and you have my deepest admiration and appreciation for your hard work and dedication over many years.

                                                              Sincerely,





                                                              Lynn C. Fritz